Exhibit 99.1
Contact: Leah Stearns
Senior Vice President, Treasurer and Investor Relations
Telephone: (617) 375-7500
AMERICAN TOWER CORPORATION REPORTS FIRST QUARTER 2017 FINANCIAL RESULTS

CONSOLIDATED HIGHLIGHTS
First Quarter 2017
●	Total revenue increased 25.4% to $1,616 million
●	Property revenue increased 25.7% to $1,594 million
●	Net income increased 9.3% to $307 million
●	Adjusted EBITDA increased 19.8% to $998 million
●	Consolidated AFFO increased 19.7% to $721 million
Boston, Massachusetts – April 27, 2017: American Tower Corporation (NYSE: AMT) today reported financial results for the quarter ended March 31, 2017.
Jim Taiclet, American Tower’s Chief Executive Officer stated, “We continued the methodical execution of our operational and financial strategies in the first quarter, extending American Tower’s long track record of delivering double digit growth in property revenue, Adjusted EBITDA and Consolidated AFFO. This consistent performance supported the expansion of our common stock dividend by nearly 22%. We also resumed our share repurchase program during the quarter and have now repurchased more than 3.6 million shares of our stock so far this year for a total of over $400 million.
We saw particularly strong results in our largest core market, the U.S., where our 6.5% Organic Tenant Billings Growth was the highest we’ve seen since the second quarter of 2015, supported by a recently amended master lease agreement with one of our tenants. Further, given the recent conclusion of the 600 MHz auction, the numerous other spectrum assets yet to be deployed and several other potential catalysts, we believe that our portfolio of over 40,000 U.S. sites remains optimally positioned to drive strong organic growth over the long term.”
CONSOLIDATED OPERATING RESULTS OVERVIEW
American Tower generated the following operating results for the quarter ended March 31, 2017 (all comparative information is presented against the quarter ended March 31, 2016).

($ in millions, except per share amounts)	Q1 2017	Growth Rate
Total revenue	$1,616	25.4%
Total property revenue	$1,594	25.7%
Total Tenant Billings Growth	$231	21.9%
Organic Tenant Billings Growth	$90	8.6%
Property Gross Margin	$1,111	19.7%
Property Gross Margin %	69.7%
Net income	$307	9.3%
Net income attributable to AMT common stockholders	$289	16.5%
Net income attributable to AMT common stockholders per diluted share	$0.67	15.5%
Adjusted EBITDA	$998	19.8%
Adjusted EBITDA Margin %	61.7%

NAREIT Funds From Operations (FFO) attributable to AMT common stockholders	$634	16.3%
Consolidated AFFO	$721	19.7%
Consolidated AFFO per Share	$1.68	19.1%
AFFO attributable to AMT common stockholders	$681	16.0%
AFFO attributable to AMT common stockholders per Share	$1.58	15.3%

Cash provided by operating activities	$683	21.2%
Less: total cash capital expenditures(1)	$177	11.5%
Free Cash Flow	$506	25.1%

(1)
Cash capital expenditures for Q1 2017 include $9.2 million of payments on capital leases of property and equipment, which are presented in the condensed consolidated statements of cash flows included herein under Repayments of notes payable, credit facilities, senior notes and capital leases.

Please refer to “Non-GAAP and Defined Financial Measures” below for definitions and other information regarding the Company’s use of non-GAAP measures. For financial information and reconciliations to GAAP measures, please refer to the “Unaudited Selected Consolidated Financial Information” and “Unaudited Reconciliations to GAAP Measures and the Calculation of Defined Financial Measures” below.
CAPITAL ALLOCATION OVERVIEW
Distributions – During the quarter ended March 31, 2017, the Company declared the following regular cash distributions to its common stockholders:

Common Stock Distributions	Q1 2017(1)
Distribution per share	$0.62
Aggregate amount (in millions)	$264
Year-over-year per share growth	22%
_______________
(1)    The dividend declared will be paid in the second quarter of 2017 to stockholders of record as of the close of business on April 12, 2017.
In addition, the Company paid approximately $27 million in preferred stock dividends during the first quarter of 2017.

Stock Repurchase Program – During the first quarter of 2017, the Company resumed its stock repurchase program and repurchased a total of approximately 1.9 million shares of its common stock for approximately $225 million. Subsequent to the end of the first quarter of 2017, the Company repurchased approximately 1.7 million additional shares of its common stock pursuant to the program, for approximately $213 million.
Capital Expenditures – During the first quarter of 2017, total capital expenditures were $177 million, of which approximately $24 million was for non-discretionary capital improvements and corporate capital expenditures. For additional capital expenditure details, please refer to the supplemental disclosure package available on the Company’s website.
Acquisitions and Other Transactions – During the first quarter of 2017, the Company spent approximately $512 million, net of joint venture partner contributions, to acquire nearly 2,500 sites, primarily through ATC Europe’s acquisition of FPS Towers (“FPS”) in France, which closed on February 15, 2017.
Subsequent to the end of the first quarter of 2017, the Company entered into a definitive agreement to acquire up to approximately 1,400 sites in Paraguay from Millicom International Cellular’s subsidiary, Tigo Paraguay, for a total consideration of approximately PYG 700 billion (approximately $125 million at current exchange rates). The transaction is expected to close during the second half of 2017, subject to customary closing conditions.

LEVERAGE AND FINANCING OVERVIEW
Leverage – For the quarter ended March 31, 2017, the Company’s Net Leverage Ratio was approximately 4.6x net debt (total debt less cash and cash equivalents) to first quarter 2017 annualized Adjusted EBITDA.

Calculation of Net Leverage Ratio
($ in millions)	As of March 31, 2017
Total debt	$18,890
Less: Cash and cash equivalents	713
Net Debt	18,177
Divided By: First quarter annualized Adjusted EBITDA(1)	3,991
Net Leverage Ratio	4.6x
_______________
(1)    Q1 2017 Adjusted EBITDA multiplied by four.
Liquidity – As of March 31, 2017, the Company had approximately $2.5 billion of total liquidity, consisting of approximately $0.7 billion in cash and cash equivalents plus the ability to borrow an aggregate of approximately $1.8 billion under its revolving credit facilities, net of any outstanding letters of credit.
During the first quarter of 2017, the Company’s net borrowings under its credit facilities were $1.0 billion. These borrowings were used to fund the Company’s portion of the FPS acquisition in France, to redeem all outstanding 7.25% senior unsecured notes, to repay all amounts outstanding under certain securitized notes assumed in connection with prior acquisitions and for general corporate purposes.
Subsequent to the end of the first quarter, the Company issued €500.0 million aggregate principal amount of Euro-denominated 1.375% senior unsecured notes due 2025. The net proceeds from this issuance were used to repay a portion of existing indebtedness under one of the Company’s revolving credit facilities and for general corporate purposes.

FULL YEAR 2017 OUTLOOK
The following estimates are based on a number of assumptions that management believes to be reasonable and reflect the Company’s expectations as of April 27, 2017. Actual results may differ materially from these estimates as a result of various factors, and the Company refers you to the cautionary language regarding “forward-looking” statements included in this press release when considering this information.
The Company’s outlook is based on the following average foreign currency exchange rates to 1.00 U.S. Dollar for April 27, 2017 through December 31, 2017: (a) 16.60 Argentinean Pesos; (b) 3.20 Brazilian Reais; (c) 670 Chilean Pesos; (d) 3,020 Colombian Pesos; (e) 0.94 Euros; (f) 4.45 Ghanaian Cedi; (g) 66.70 Indian Rupees; (h) 20.00 Mexican Pesos; (i) 325.00 Nigerian Naira; (j) 3.35 Peruvian Soles; (k) 13.80 South African Rand; and (l) 3,620 Ugandan Shillings.
The Company is raising the midpoint of its full year 2017 outlook for property revenue, net income, Adjusted EBITDA and Consolidated AFFO by $105 million, $30 million, $70 million and $55 million, respectively, as compared to the Company’s 2017 outlook, as updated on March 21, 2017.
Based on these assumptions, the Company’s outlook reflects estimated favorable impacts from foreign currency exchange rate fluctuations to property revenue, Adjusted EBITDA and Consolidated AFFO, of approximately $73 million, $42 million and $31 million, respectively, as compared to the Company’s 2017 outlook, as updated on March 21, 2017. The impact of foreign currency rate fluctuations on net income is not provided, as the impact on all components of the net income measure cannot be calculated without unreasonable effort.
Additional information pertaining to the impact of foreign currency and London Interbank Offered Rate (LIBOR) fluctuations on the Company’s outlook has been provided in the supplemental disclosure package available on its website.

2017 Outlook ($ in millions)	Full Year 2017			Midpoint Growth
Total property revenue(1)	$6,415	to	$6,595	13.9%
Net income	1,300	to	1,380	38.1%
Adjusted EBITDA	3,980	to	4,080	13.4%
Consolidated AFFO	2,760	to	2,850	12.6%
_______________

(1)
Includes U.S. property revenue of $3,570 million to $3,630 million and international property revenue of $2,845 million to $2,965 million reflecting midpoint growth rates of 6.8% and 24.0%, respectively. The U.S. growth rate includes a negative impact of 1.2% from the non-recurrence of approximately $39 million in decommissioning revenue from 2016. International property revenue reflects the Company’s Latin America, EMEA and Asia segments.

2017 Outlook for Total Property revenue, at the midpoint, includes the following components(1): ($ in millions, totals may not add due to rounding.)	U.S. Property	International Property(2)	Total Property
International pass-through revenue	$ N/A	$908	$908
Straight-line revenue	140	45	185
_______________

(1)	For additional discussion regarding these components, please refer to “Revenue Components” below.

(2)	International property revenue reflects the Company’s Latin America, EMEA and Asia segments.

2017 Outlook growth, at the midpoint, includes the following components(1): (Totals may not add due to rounding.)	U.S. Property	International Property(2)	Total Property
Organic Tenant Billings	>6%	~9-10%	~7-8%
New Site Tenant Billings	~0.1%	~15-16%	~5-6%
Total Tenant Billings Growth	>6%	~24-25%	>12%
_______________

(1)	For additional discussion regarding the component growth rates, please refer to “Revenue Components” below.

(2)	International property revenue reflects the Company’s Latin America, EMEA and Asia segments.

Outlook for Capital Expenditures:
($ in millions, totals may not add due to rounding.)
	Full Year 2017
Discretionary capital projects(1)	$145	to	$175
Ground lease purchases	150	to	160
Start-up capital projects	165	to	185
Redevelopment	185	to	215
Capital improvement	140	to	150
Corporate	15	—	15
Total	$800	to	$900
_______________

(1)	Includes the construction of approximately 2,500 to 3,500 communications sites globally.

Reconciliation of Outlook for Adjusted EBITDA to Net income:
($ in millions, totals may not add due to rounding.)
	Full Year 2017
Net income	$1,300	to	$1,380
Interest expense	755	to	775
Depreciation, amortization and accretion	1,590	to	1,620
Income tax provision	140	to	130
Stock-based compensation expense	104	—	104
Other, including other operating expenses, interest income, gain (loss) on retirement of long-term obligations and other income (expense)	91	to	71
Adjusted EBITDA	$3,980	to	$4,080

Reconciliation of Outlook for Consolidated AFFO to Net income:
($ in millions, totals may not add due to rounding.)
	Full Year 2017
Net income	$1,300	to	$1,380
Straight-line revenue	(185)	—	(185)
Straight-line expense	67	—	67
Depreciation, amortization and accretion	1,590	to	1,620
Stock-based compensation expense	104	—	104
Deferred portion of income tax	(4)	to	8
Other, including other operating expenses, amortization of deferred financing costs, capitalized interest, debt discounts and premiums, gain (loss) on retirement of long-term obligations, other income (expense), long-term deferred interest charges and dividends on preferred stock	43	to	22
Capital improvement capital expenditures	(140)	to	(150)
Corporate capital expenditures	(15)	—	(15)
Consolidated AFFO	$2,760	to	$2,850
Conference Call Information
American Tower will host a conference call today at 8:30 a.m. ET to discuss its financial results for the quarter ended March 31, 2017 and its updated outlook for full year 2017. Supplemental materials for the call will be available on the Company’s website, www.americantower.com. The conference call dial-in numbers are as follows:
U.S./Canada dial-in: (800) 260-0712
International dial-in: (612) 288-0318
Passcode: 421533
When available, a replay of the call can be accessed until 11:59 p.m. ET on May 11, 2017. The replay dial-in numbers are as follows:
U.S./Canada dial-in: (800) 475-6701
International dial-in: (320) 365-3844
Passcode: 421533
American Tower will also sponsor a live simulcast and replay of the call on its website, www.americantower.com.
About American Tower
American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of over 147,000 communications sites. For more information about American Tower, please visit the “Earnings Materials” and “Company & Industry Resources” sections of our investor relations website at www.americantower.com.

Non-GAAP and Defined Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (GAAP) provided throughout this press release, the Company has presented the following Non-GAAP and Defined Financial Measures: Gross Margin, Operating Profit, Operating Profit Margin, Adjusted EBITDA, Adjusted EBITDA Margin, NAREIT Funds From Operations (FFO) attributable to American Tower Corporation common stockholders, Consolidated Adjusted Funds From Operations (AFFO), AFFO attributable to American Tower Corporation common stockholders, Consolidated AFFO per Share, AFFO attributable to American Tower Corporation common stockholders per Share, Free Cash Flow, Net Debt and Net Leverage Ratio. In addition, the Company presents: Tenant Billings, Tenant Billings Growth, Organic Tenant Billings Growth and New Site Tenant Billings Growth.

These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company's core businesses and are commonly used across its industry peer group. As outlined in detail below, the Company believes that these measures can assist in comparing company performance on a consistent basis irrespective of depreciation and amortization or capital structure, while also providing valuable incremental insight into the underlying operating trends of its business.

Depreciation and amortization can vary significantly among companies depending on accounting methods, particularly where acquisitions or non-operating factors, including historical cost basis, are involved. Notwithstanding the foregoing, the Company's Non-GAAP and Defined Financial measures may not be comparable to similarly titled measures used by other companies.

Revenue Components

In addition to reporting total revenue, the Company believes that providing transparency around the components of its revenue provides investors with insight into the indicators of the underlying demand for, and operating performance of, its real estate portfolio. Accordingly, the Company has provided disclosure of the following revenue components: (i) Tenant Billings, (ii) New Site Tenant Billings; (iii) Organic Tenant Billings; (iv) International pass-through revenue; (v) Straight-line revenue; (vi) Pre-paid amortization revenue; and (vii) Other revenue.

Tenant Billings: The majority of the Company’s revenue is generated from non-cancellable, long-term tenant leases. Revenue from Tenant Billings reflects several key aspects of the Company’s real estate business: (i) “colocations/amendments” reflects new tenant leases for space on existing towers and amendments to existing leases to add additional tenant equipment; (ii) “escalations” reflects contractual increases in billing rates, which are typically tied to fixed percentages or a variable percentage based on a consumer price index; (iii) “cancellations” reflects the impact of tenant lease terminations or non-renewals or, in limited circumstances, when the lease rates on existing leases are reduced; and (iv) “new sites” reflects the impact of new property construction and acquisitions.

New Site Tenant Billings: Day-one Tenant Billings associated with sites that have been built or acquired since the beginning of the prior-year period. Incremental colocations/amendments, escalations or cancellations that occur on these sites after the date of their initial addition to our portfolio are not included in New Site Tenant Billings. The Company believes providing New Site Tenant Billings enhances an investor’s ability to analyze our existing real estate portfolio growth as well as our development program growth, as the Company’s construction and acquisition activities can drive variability in growth rates from period to period.

Organic Tenant Billings: Tenant Billings on sites that the Company has owned since the beginning of the prior-year period, as well as Tenant Billings activity on new sites that occurred after the date of their initial addition to the Company’s portfolio.

International pass-through revenue: A portion of the Company’s pass-through revenue is based on power and fuel expense reimbursements and therefore subject to fluctuations in fuel prices. As a result, revenue growth rates may fluctuate depending on the market price for fuel in any given period, which is not representative of the Company’s real estate business and its economic exposure to power and fuel costs. Furthermore, this expense reimbursement mitigates the economic impact associated with fluctuations in operating expenses, such as power and fuel costs and land rents in certain of the Company’s markets. As a result, the Company believes that it is appropriate to provide insight into the impact of pass-through revenue on certain revenue growth rates.

Straight-line revenue: Under GAAP, the Company recognizes revenue on a straight-line basis over the term of the contract for certain of its tenant leases. Due to the Company’s significant base of non-cancellable, long-term tenant leases, this can result in significant fluctuations in growth rates upon tenant lease signings and renewals (typically increases), when amounts billed or received upfront upon these events are initially deferred. These signings and renewals are only a portion of the Company’s underlying business growth and can distort the underlying performance of our Tenant Billings Growth. As a result, the Company believes that it is appropriate to provide insight into the impact of straight-line revenue on certain growth rates in revenue and select other measures.

Pre-paid amortization revenue: The Company recovers a portion of the costs it incurs for the redevelopment and development of its properties from its tenants. These upfront payments are then amortized over the initial term of the corresponding tenant lease. Given this amortization is not necessarily directly representative of underlying leasing activity on our real estate portfolio, (i.e.: does not have a renewal option or escalation as our tenant leases do) the Company believes that it is appropriate to provide insight into the impact of pre-paid amortization revenue on certain revenue growth rates to provide transparency into the underlying performance of our real estate business.

Foreign currency exchange impact: The majority of the Company’s international revenue and operating expenses are denominated in each respective country’s local currency. As a result, foreign currency fluctuations may distort the underlying performance of our real estate business from period to period, depending on the movement of foreign currency exchange rates versus the U.S. Dollar. The Company believes it is appropriate to quantify the impact of foreign currency exchange fluctuations on its reported growth to provide transparency into the underlying performance of its real estate business.

Other revenue: Typically an immaterial portion of the Company’s total revenue, Other revenue represents revenue not captured by the above listed terms and can include items such as tenant settlements.

Non-GAAP and Defined Financial Measure Definitions

Tenant Billings Growth: The increase or decrease resulting from a comparison of Tenant Billings for a current period with Tenant Billings for the corresponding prior-year period, in each case adjusted for foreign currency exchange fluctuations. The Company believes this measure provides valuable insight into the growth in recurring Tenant Billings and underlying demand for its real estate portfolio.

Organic Tenant Billings Growth: The portion of Tenant Billings Growth attributable to Organic Tenant Billings. The Company believes that organic growth is a useful measure of its ability to add tenancy and incremental revenue to its assets for the reported period, which enables investors and analysts to gain additional insight into the relative attractiveness, and therefore the value, of the Company’s property assets.

New Site Tenant Billings Growth: The portion of Tenant Billings Growth attributable to New Site Tenant Billings. The Company believes this measure provides valuable insight into the growth attributable to Tenant Billings from recently acquired or constructed properties.

Gross Margin: Revenues less operating expenses, excluding stock-based compensation expense recorded in costs of operations, depreciation, amortization and accretion, selling, general, administrative and development expense and other operating expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets.

Operating Profit: Gross Margin less selling, general, administrative and development expense, excluding stock-based compensation expense and corporate expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets while also taking into account the overhead expenses required to manage each of its operating segments.

For segment reporting purposes, the Latin America property segment Operating Profit and Gross Margin also include interest income, TV Azteca, net. Operating Profit and Gross Margin are before interest income, interest expense, gain (loss) on retirement of long-term obligations, other income (expense), net income (loss) attributable to noncontrolling interest and income tax benefit (provision).

Operating Profit Margin: The percentage that results from dividing Operating Profit by revenue.

Adjusted EBITDA: Net income before income (loss) from equity method investments, income tax benefit (provision), other income (expense), gain (loss) on retirement of long-term obligations, interest expense, interest income, other operating income (expense), depreciation, amortization and accretion and stock-based compensation expense. The Company believes this measure provides valuable insight into the profitability of its operations while at the same time taking into account the central overhead expenses required to manage its global operations. In addition, it is a widely used performance measure across our telecommunications real estate sector.

Adjusted EBITDA Margin: The percentage that results from dividing Adjusted EBITDA by total revenue.

NAREIT Funds From Operations (FFO), as defined by the National Association of Real Estate Investment Trusts (NAREIT), attributable to American Tower Corporation common stockholders: Net income before gains or losses from the sale or disposal of real estate, real estate related impairment charges, real estate related depreciation, amortization and accretion and dividends on preferred stock, and including adjustments for (i) unconsolidated affiliates and (ii) noncontrolling interests. The Company believes this measure provides valuable insight into the operating performance of its property assets by excluding the charges described above, particularly depreciation expenses, given the high initial, up-front capital intensity of the Company’s operating model. In addition, it is a widely used performance measure across our telecommunications real estate sector.

Consolidated Adjusted Funds From Operations (AFFO): NAREIT FFO attributable to American Tower Corporation common stockholders before (i) straight-line revenue and expense, (ii) stock-based compensation expense, (iii) the deferred portion of income tax, (iv) non-real estate related depreciation, amortization and accretion, (v) amortization of deferred financing costs, capitalized interest, debt discounts and premiums and long-term deferred interest charges, (vi) other income (expense), (vii) gain (loss) on retirement of long-term obligations, (viii) other operating income (expense), and adjustments for (ix) unconsolidated affiliates and (x) noncontrolling interests, less cash payments related to capital improvements and cash payments related to corporate capital expenditures. The Company believes this measure provides valuable insight into the operating performance of its property assets by further adjusting the NAREIT FFO attributable to American Tower Corporation common stockholders metric to exclude the factors outlined above, which if unadjusted, may cause material fluctuations in NAREIT FFO attributable to American Tower Corporation common stockholders growth from period to period that would not be representative of the underlying performance of our property assets in those periods. In addition, it is a widely used performance measure across our telecommunications real estate sector.

Adjusted Funds From Operations (AFFO) attributable to American Tower Corporation common stockholders: Consolidated AFFO, excluding the impact of noncontrolling interests on both NAREIT FFO attributable to American Tower Corporation common stockholders as well as the other line items included in the calculation of Consolidated AFFO. The Company believes that providing this additional metric enhances transparency, given a significantly larger minority interest component of its business as a result of the Company’s Viom transaction and European joint venture with PGGM, which both closed in 2016.

Consolidated AFFO per Share: Consolidated AFFO divided by the diluted weighted average common shares outstanding.

AFFO attributable to American Tower Corporation common stockholders per Share: AFFO attributable to American Tower Corporation common stockholders divided by the diluted weighted average common shares outstanding.

Free Cash Flow: Cash provided by operating activities less total cash capital expenditures, including payments on capital leases of property and equipment. The Company believes that Free Cash Flow is useful to investors as the basis for comparing our performance and coverage ratios with other companies in its industry, although this measure of Free Cash Flow may not be directly comparable to similar measures used by other companies.

Net Debt: Total long-term debt less cash and cash equivalents.

Net Leverage Ratio: Net Debt divided by the quarter’s annualized Adjusted EBITDA (the quarter’s Adjusted EBITDA multiplied by four). The Company believes that including this calculation is important for investors and analysts given it is a critical component underlying its credit agency ratings.

Cautionary Language Regarding Forward-Looking Statements
This press release contains “forward-looking statements” concerning our goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions, and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, statements regarding our full year 2017 outlook and other targets, foreign currency exchange rates, our expectations for the closing of signed acquisitions and our expectations regarding the leasing demand for communications real estate.
Actual results may differ materially from those indicated in our forward-looking statements as a result of various important factors, including: (1) decrease in demand for our communications infrastructure would materially and adversely affect our operating results, and we cannot control that demand; (2) increasing competition for tenants in the tower industry may materially and adversely affect our revenue; (3) if our tenants share site infrastructure to a significant degree or consolidate or merge, our growth, revenue and ability to generate positive cash flows could be materially and adversely affected; (4) our business is subject to government and tax regulations and changes in current or future laws or regulations could restrict our ability to operate our business as we currently do; (5) our foreign operations are subject to economic, political and other risks that could materially and adversely affect our revenues or financial position, including risks associated with fluctuations in foreign currency exchange rates; (6) our expansion initiatives involve a number of risks and uncertainties, including those related to integrating acquired or leased assets, that could adversely affect our operating results, disrupt our operations or expose us to additional risk; (7) competition for assets could adversely affect our ability to achieve our return on investment criteria; (8) new technologies or changes in a tenant’s business model could make our tower leasing business less desirable and result in decreasing revenues; (9) our leverage and debt service obligations may materially and adversely affect our ability to raise additional financing to fund capital expenditures, future growth and expansion initiatives and to satisfy our distribution requirements; (10) a substantial portion of our revenue is derived from a small number of tenants, and we are sensitive to changes in the creditworthiness and financial strength of our tenants; (11) if we fail to remain qualified for taxation as a REIT, we will be subject to tax at corporate income tax rates, which may substantially reduce funds otherwise available, and even if we qualify for taxation as a REIT, we may face tax liabilities that impact earnings and available cash flow; (12) complying with REIT requirements may limit our flexibility or cause us to forego otherwise attractive opportunities; (13) restrictive covenants in the agreements related to our securitization transactions, our credit facilities and our debt securities and the terms of our preferred stock could materially and adversely affect our business by limiting flexibility, and we may be prohibited from paying dividends on our common stock, which may jeopardize our qualification for taxation as a REIT; (14) if we are unable to protect our rights to the land under our towers, it could adversely affect our business and operating results; (15) if we are unable or choose not to exercise our rights to purchase towers that are subject to lease and sublease agreements at the end of the applicable period, our cash flows derived from such towers will be eliminated; (16) our costs could increase and our revenues could decrease due to perceived health risks from radio emissions, especially if these perceived risks are substantiated; (17) we could have liability under environmental and occupational safety and health laws; and (18) our towers, data centers or computer systems may be affected by natural disasters and other unforeseen events for which our insurance may not provide adequate coverage. For additional information regarding factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of our Form 10-K for the year ended December 31, 2016, under the caption “Risk Factors”. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$712,778	$787,161
Restricted cash	145,478	149,281
Short-term investments	5,294	4,026
Accounts receivable, net	369,972	308,369
Prepaid and other current assets	477,665	441,033
Total current assets	1,711,187	1,689,870
PROPERTY AND EQUIPMENT, net	10,717,160	10,517,258
GOODWILL	5,379,830	5,070,680
OTHER INTANGIBLE ASSETS, net	11,826,886	11,274,611
DEFERRED TAX ASSET	206,331	195,678
DEFERRED RENT ASSET	1,352,642	1,289,530
NOTES RECEIVABLE AND OTHER NON-CURRENT ASSETS	863,353	841,523
TOTAL	$32,057,389	$30,879,150
LIABILITIES
CURRENT LIABILITIES:
Accounts payable	$109,424	$118,666
Accrued expenses	742,500	620,563
Distributions payable	267,369	250,550
Accrued interest	98,220	157,297
Current portion of long-term obligations	1,707,330	238,806
Unearned revenue	284,215	245,387
Total current liabilities	3,209,058	1,631,269
LONG-TERM OBLIGATIONS	17,182,754	18,294,659
ASSET RETIREMENT OBLIGATIONS	1,011,071	965,507
DEFERRED TAX LIABILITY	952,893	777,572
OTHER NON-CURRENT LIABILITIES	1,186,785	1,142,723
Total liabilities	23,542,561	22,811,730
COMMITMENTS AND CONTINGENCIES
REDEEMABLE NONCONTROLLING INTERESTS	1,129,988	1,091,220
EQUITY:
Preferred stock, Series A	60	60
Preferred stock, Series B	14	14
Common stock	4,309	4,299
Additional paid-in capital	10,094,017	10,043,559
Distributions in excess of earnings	(1,053,706)	(1,076,965)
Accumulated other comprehensive loss	(1,759,489)	(1,999,332)
Treasury stock	(432,731)	(207,740)
Total American Tower Corporation equity	6,852,474	6,763,895
Noncontrolling interests	532,366	212,305
Total equity	7,384,840	6,976,200
TOTAL	$32,057,389	$30,879,150

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended March 31,
	2017	2016
REVENUES:
Property	$1,594,064	$1,267,651
Services	22,174	21,396
Total operating revenues	1,616,238	1,289,047
OPERATING EXPENSES:
Costs of operations (exclusive of items shown separately below):
Property (including stock-based compensation expense of $655 and $507, respectively)	486,167	342,290
Services (including stock-based compensation expense of $223 and $151, respectively)	6,541	9,155
Depreciation, amortization and accretion	421,140	341,634
Selling, general, administrative and development expense (including stock-based compensation expense of $35,344 and $27,421, respectively)	164,796	135,315
Other operating expenses	6,215	8,800
Total operating expenses	1,084,859	837,194
OPERATING INCOME	531,379	451,853
OTHER INCOME (EXPENSE):
Interest income, TV Azteca, net of interest expense of $291 and $283, respectively	2,700	2,716
Interest income	9,927	3,534
Interest expense	(183,695)	(159,880)
Loss on retirement of long-term obligations	(55,440)	—
Other expense (including unrealized foreign currency gains of $27,951 and $29,362, respectively)	29,302	12,208
Total other expense	(197,206)	(141,422)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	334,173	310,431
Income tax provision	(26,763)	(29,124)
NET INCOME	307,410	281,307
Net loss (income) attributable to noncontrolling interests	8,670	(6,148)
NET INCOME ATTRIBUTABLE TO AMERICAN TOWER CORPORATION STOCKHOLDERS	316,080	275,159
Dividends on preferred stock	(26,781)	(26,781)
NET INCOME ATTRIBUTABLE TO AMERICAN TOWER CORPORATION COMMON STOCKHOLDERS	$289,299	$248,378
NET INCOME PER COMMON SHARE AMOUNTS:
Basic net income attributable to American Tower Corporation common stockholders	$0.68	$0.59
Diluted net income attributable to American Tower Corporation common stockholders	$0.67	$0.58
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC	427,279	424,059
DILUTED	430,199	427,888

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended March 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$307,410	$281,307
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization and accretion	421,140	341,634
Stock-based compensation expense	36,222	28,079
Loss on early retirement of long-term obligations	55,440	—
Other non-cash items reflected in statements of operations	(45,258)	12,451
Decrease in restricted cash	4,918	3,005
Increase in net deferred rent balances	(35,057)	(16,171)
Increase in assets	(40,411)	(30,535)
Decrease in liabilities	(21,307)	(56,258)
Cash provided by operating activities	683,097	563,512
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for purchase of property and equipment and construction activities	(168,138)	(154,222)
Payments for acquisitions, net of cash acquired	(777,755)	(873)
Payment for Verizon transaction	—	(4,655)
Proceeds from sales of short-term investments and other non-current assets	3,751	1,184
Deposits, restricted cash, investments and other	21,848	(26,950)
Cash used for investing activities	(920,294)	(185,516)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of short-term borrowings, net	—	(8,636)
Borrowings under credit facilities	1,997,039	31,504
Proceeds from issuance of senior notes, net	—	1,247,463
Repayments of notes payable, credit facilities, senior notes and capital leases(1)	(1,633,408)	(1,388,613)
Contributions from (distributions to) noncontrolling interest holders, net	265,392	(274)
Purchases of common stock	(147,173)	—
Proceeds from stock options	36,933	14,582
Distributions paid on preferred stock	(26,781)	(26,781)
Distributions paid on common stock	(250,436)	(209,984)
Payment for early retirement of long-term obligations	(61,764)	—
Deferred financing costs and other financing activities	(21,935)	(25,325)
Cash provided by (used for) financing activities	157,867	(366,064)
Net effect of changes in foreign currency exchange rates on cash and cash equivalents	4,947	3,785
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(74,383)	15,717
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	787,161	320,686
CASH AND CASH EQUIVALENTS, END OF PERIOD	$712,778	$336,403
CASH PAID FOR INCOME TAXES, NET	$23,074	$19,368
CASH PAID FOR INTEREST	$230,977	$177,574
_______________

(1)	Three months ended March 31, 2017 and March 31, 2016 include $9.2 million and $4.9 million, respectively, of payments on capital leases of property and equipment.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT
($ in millions, totals may not add due to rounding.)

	Three Months Ended March 31, 2017
	Property						Services	Total
	U.S.	Latin America	Asia	EMEA	Total International	Total Property
Segment revenues	$892	$276	$276	$150	$702	$1,594	$22	$1,616
Segment operating expenses(1)	181	93	149	61	304	486	6	492
Interest income, TV Azteca, net	—	3	—	—	3	3	—	3
Segment Gross Margin	$711	$186	$126	$89	$401	$1,111	$16	$1,127
Segment SG&A(1)	35	19	20	16	56	90	3	93
Segment Operating Profit	$676	$167	$106	$72	$345	$1,021	$13	$1,034
Segment Operating Profit Margin	76%	60%	38%	48%	49%	64%	57%	64%

Revenue Growth	4.7%	23.8%	335.9%	16.0%	68.8%	25.7%	3.6%	25.4%
Total Tenant Billings Growth	6.6%	17.2%	342.0%	25.0%	63.2%	21.9%
Organic Tenant Billings Growth	6.5%	12.2%	28.5%	11.4%	14.1%	8.6%

Revenue Components(2)
Prior-Year Tenant Billings	$771	$152	$38	$94	$284	$1,055
Colocations/Amendments	40	9	13	5	26	66
Escalations	24	10	3	6	19	43
Cancellations	(16)	(1)	(5)	(1)	(7)	(23)
Other	2	0	(0)	2	2	4
Organic Tenant Billings	$821	$170	$49	$105	$324	$1,145
New Site Tenant Billings	1	8	119	13	139	140
Total Tenant Billings	$822	$178	$168	$118	$464	$1,286
Foreign Currency Exchange Impact(3)	—	16	1	(6)	11	11
Total Tenant Billings (Current Period)	$822	$194	$169	$112	$475	$1,297

Straight-Line Revenue	40	7	3	2	13	53
Prepaid Amortization Revenue	24	0	—	0	0	24
Other Revenue	6	3	(6)	(2)	(5)	1
International Pass-Through Revenue	—	64	109	50	224	224
Foreign Currency Exchange Impact(4)	—	7	1	(12)	(4)	(4)
Total Property Revenue (Current Period)	$892	$276	$276	$150	$702	$1,594
_______________

(1)	Excludes stock-based compensation expense.

(2)	All components of revenue, except those labeled current period, have been translated at prior period foreign exchange rates.

(3)	Reflects foreign currency exchange impact on all components of Total Tenant Billings.

(4)	Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT (CONTINUED)
($ in millions, totals may not add due to rounding.)

	Three Months Ended March 31, 2016
	Property						Services	Total
	U.S.	Latin America	Asia	EMEA	Total International	Total Property
Segment revenues	$852	$223	$63	$130	$416	$1,268	$21	$1,289
Segment operating expenses(1)	178	75	33	56	164	342	9	351
Interest income, TV Azteca, net	—	3	—	—	3	3	—	3
Segment Gross Margin	$674	$150	$30	$74	$255	$929	$12	$941
Segment SG&A(1)	37	15	7	16	37	75	3	78
Segment Operating Profit	$637	$136	$24	$58	$217	$854	$9	$863
Segment Operating Profit Margin	75%	61%	37%	45%	52%	67%	44%	67%

Revenue Growth	18.6%	5.5%	10.7%	71.0%	20.8%	19.3%	25.8%	19.4%
Total Tenant Billings Growth	19.6%	25.8%	22.1%	84.2%	38.7%	24.9%
Organic Tenant Billings Growth	5.9%	13.6%	12.7%	16.1%	14.0%	8.1%

Revenue Components(2)
Prior-Year Tenant Billings	$645	$157	$34	$57	$247	$892
Colocations/Amendments	30	10	4	6	20	50
Escalations	19	12	1	5	17	37
Cancellations	(10)	(1)	(1)	(0)	(2)	(12)
Other	(2)	1	0	(1)	(0)	(2)
Organic Tenant Billings	$682	$179	$38	$66	$282	$965
New Site Tenant Billings	88	19	3	39	61	149
Total Tenant Billings	$771	$198	$41	$104	$343	$1,114
Foreign Currency Exchange Impact(3)	—	(46)	(3)	(10)	(59)	(59)
Total Tenant Billings (Current Period)	$771	$152	$38	$94	$284	$1,055

Straight-Line Revenue	21	12	0	1	13	34
Prepaid Amortization Revenue	22	0	—	0	1	22
Other Revenue	38	5	(0)	1	6	44
International Pass-Through Revenue	—	74	27	36	138	138
Foreign Currency Exchange Impact(4)	—	(20)	(2)	(3)	(25)	(25)
Total Property Revenue (Current Period)	$852	$223	$63	$130	$416	$1,268
_______________

(1)	Excludes stock-based compensation expense.

(2)	All components of revenue, except those labeled current period, have been translated at prior period foreign exchange rates.

(3)	Reflects foreign currency exchange impact on all components of Total Tenant Billings.

(4)	Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL INFORMATION
($ in thousands, totals may not add due to rounding.)
The reconciliation of net income to Adjusted EBITDA and the calculation of Adjusted EBITDA Margin are as follows:

	Three Months Ended March 31,
	2017	2016
Net income	$307,410	$281,307
Income tax provision	26,763	29,124
Other expense	(29,302)	(12,208)
Loss on retirement of long-term obligations	55,440	—
Interest expense	183,695	159,880
Interest income	(9,927)	(3,534)
Other operating expenses	6,215	8,800
Depreciation, amortization and accretion	421,140	341,634
Stock-based compensation expense	36,222	28,079
Adjusted EBITDA	$997,656	$833,082
Total revenue	1,616,238	1,289,047
Adjusted EBITDA Margin	62%	65%
The reconciliation of NAREIT FFO attributable to American Tower Corporation common stockholders to net income and the calculation of Consolidated AFFO, Consolidated AFFO per Share, AFFO attributable to American Tower Corporation common stockholders and AFFO attributable to American Tower Corporation common stockholders per Share are presented below:

	Three Months Ended March 31,
	2017	2016
Net income	$307,410	$281,307
Real estate related depreciation, amortization and accretion	377,964	297,513
Losses from sale or disposal of real estate and real estate related impairment charges	7,370	4,602
Dividends on preferred stock	(26,781)	(26,781)
Adjustments for unconsolidated affiliates and noncontrolling interests	(31,654)	(11,016)
NAREIT FFO attributable to AMT common stockholders	$634,309	$545,625
Straight-line revenue	(52,026)	(32,008)
Straight-line expense	16,969	15,837
Stock-based compensation expense	36,222	28,079
Deferred portion of income tax	3,689	9,756
Non-real estate related depreciation, amortization and accretion	43,176	44,121
Amortization of deferred financing costs, capitalized interest and debt discounts and premiums and long-term deferred interest charges	6,034	7,429
Other expense(1)	(29,302)	(12,208)
Loss on retirement of long-term obligations	55,440	—
Other operating (income) expense(2)	(1,155)	4,198
Capital improvement capital expenditures	(20,514)	(16,724)
Corporate capital expenditures	(3,151)	(2,667)
Adjustments for unconsolidated affiliates and noncontrolling interests	31,654	11,016
Consolidated AFFO	721,345	602,454
Adjustments for unconsolidated affiliates and noncontrolling interests(3)	(40,789)	(15,690)
AFFO attributable to AMT common stockholders	$680,556	$586,764
Divided by weighted average diluted shares outstanding	430,199	427,888
Consolidated AFFO per Share	$1.68	$1.41
AFFO attributable to AMT common stockholders per Share	$1.58	$1.37
_______________

(1)	Primarily includes realized and unrealized (gains) losses on foreign currency exchange rate fluctuations.

(2)	Primarily includes integration and acquisition-related costs.

(3)	Includes adjustments for the impact on both NAREIT FFO attributable to American Tower Corporation common stockholders as well as the other line items included in the calculation of Consolidated AFFO.